Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Index: Cboe ® S&P 500 10% Buffered 25 April Index Series (ticker symbol: “ SP2BF10A ”). The Index reflects buffered, capped participation in the performance of the S&P 500 Index over successive one - year periods, subject to an index fee. For more information, see the pricing supplement. Pricing date: April 26, 2022 Maturity date: April 30, 2029 Redemption at holder’s option: A holder may require the issuer to redeem its securities annually for the redemption amount determined on the relevant annual roll date. Redemption at our option: The issuer may redeem the securities annually for the redemption amount determined on the relevant annual roll date. Redemption at maturity: Any security that has not previously been redeemed at the holder’s option or at our option will be redeemed at maturity for an amount equal to the redemption amount determined on the annual roll date immediately preceding the maturity date. Redemption amount : $1,000 + ($1,000 x the cumulative Index return as of the relevant annual roll date) Cumulative Index return : The percentage change in the closing level of the Index from the pricing date (an annual roll date) to the annual roll date on which the redemption amount is determined. Initial index level : The closing level of the Index on the pricing date Annual roll dates: The third NYSE trading day immediately preceding the last NYSE trading day of April of each year Initial SPX participation cap: 9.75% to 11.75%*. The SPX participation cap for each annual measurement period is determined on the annual roll date that begins that annual measurement period. Initial annual roll charge: For the annual measurement period that begins on the pricing date, to be within the range of 0.45% to 1.10%** CUSIP / ISIN: 17330FJK8 / US17330FJK84 Index fee : 0.25% per annum, accruing daily on the daily Index level Initial maximum annual return: 9.45% to 11.45%***, assuming that the cumulative effect of the index fee over the first annual measurement period is 0.30% of the level of Index on the pricing date. Stated principal amount: $1,000 per security Pricing supplement : Preliminary Pricing Supplement dated April 1, 2022 * The actual SPX participation cap for the first annual measurement period will be determined on the pricing date. ** The actual annual roll charge for the first annual measurement period will be determined on the pricing date. *** The maximum annual return for the first annual measurement period will depend on the SPX participation cap that is determined on the pricing date. **** The hypothetical diagram and table illustrate what the return of the Index would be over a hypothetical annual measurement period for a range of hypothetical returns of the price return version of the S&P 500 Index (i.e., a version that does not reflect dividends) over the same period. The diagram and table are based on a hypothetical SPX participation cap of 6%, a hypothetical cumulative index fee effect of 0.30% and a hypothetical participation rate of 100%. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Capped Annual Buffer Securities Linked to the Cboe ® S&P 500 10% Buffered 25 April Index Due April 30, 2029 Annual Index Return Diagram**** Hypothetical Annual SPX Return Hypothetical Annual Index Return - 100% - 90.30% - 50% - 40.30% - 25% - 15.30% - 15% - 5.30% - 10% - 0.30% - 5% - 0.30% 0% - 0.30% 1% 0.70% 5% 4.70% 10% 5.70% 25% 5.70% The diagram and table apply only to a single annual measurement period. The relationship between the performance of the Index and the S&P 500 Index over any period longer than a single annual measurement period will not resemble that shown above. -30% -20% -10% 0% 10% 20% 30% SPX Return Index Return

Selected Risk Considerations • You may lose up to all of your investment. If the Index declines from the initial index level on the pricing date to its closing level on the annual roll date on which the redemption amount is determined, you will lose 1% of the stated principal amount of your securities for every 1% by which the Index has declined. • The securities do not pay interest. • The securities require careful monitoring during their term. The securities are designed for investors to make a decision annually as to whether to remain invested in the securities for another year. • The Index is designed to reflect buffered participation in the performance of the S&P 500 Index only with respect to an annual measurement period. Over any period longer than one annual measurement period, the cumulative performance of the Index will not necessarily reflect a 10% buffer with respect to the cumulative performance of the S&P 500 Index over that full period. In fact, the Index may decline over any period longer than one annual measurement period even if the S&P 500 Index has appreciated over that full period, even leaving aside the effect of the index fee. As a result, investors should evaluate annually whether to exercise the holder redemption right or to remain invested in the securities for another year. • We may redeem the securities at our option on any annual redemption date. If the cumulative Index return is negative on the relevant annual roll date, the redemption amount will be less, and possibly significantly less, than the stated principal amount of the securities, resulting in a potentially significant loss to you. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to an annual redemption date. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear • The Index will underperform the S&P 500 Index over an annual measurement in all scenarios except a significant decline of the S&P 500 Index after giving effect to the index fee and lost dividends. In addition, the Index will not participate in any appreciation of the S&P 500 Index beyond the SPX participation cap. • The index fee will reduce the benefit of the buffer and limit the potential annual return on the Index. • The Index will not reflect the receipt or reinvestment of dividends paid on the S&P 500 Index. • Key terms with respect to future annual measurement periods will not be determined until a future date. The SPX participation cap and annual roll charge applicable to each annual measurement period will not be determined until the annual roll date at the beginning of that annual measurement period. • The Index has limited actual performance information. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.